EXHIBIT 10.21

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 dated March 3, 2009 (the “Amendment”) to the Employment Agreement dated as of November 6, 2007 (the “Original Agreement”) by and between Logisticare Solutions, LLC, a Delaware limited liability company, with its principal office located at 1800 Phoenix Boulevard, Suite 120, College Park, Georgia 30349, its successors and assigns (hereinafter collectively referred to as “Company”), and John Shermyen, an individual residing at 11715 N.W. 1122nd Terrace, Alachua Florida 32615 (“Employee” and together with the Company, the “parties”).

WHEREAS, the parties entered into the Original Agreement providing for the terms and conditions of the employment of Employee by the Company; and

WHEREAS, the parties wish to amend certain provisions of the Original Agreement regarding the Employee’s non-disclosure of confidential information and to clarify the provision of the Agreement relating to the termination of the Original Agreement for “Good Reason”.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment to Non-disclosure Covenant. Section 8(c) of the Original Agreement (Non-disclosure) is hereby amended by deleting such Section and replacing it with the following:

“(c) Non-Disclosure. Other than in furtherance of the Business of the Company, in the ordinary course in his capacity as an employee hereunder, Employee will not, at any time, except with the express prior written consent of the COO of Providence, directly or indirectly, disclose, communicate or divulge to any Person or entity, or use for the benefit of any Person or entity, any trade secret, confidential or proprietary knowledge or information, with respect to the conduct or details of the Business of the

Company, Providence or any of their Affiliates including, but not limited to, customer and client lists, customer and client accounts and information, prospective client, customer, contractor and subcontractor lists and information, services, techniques, methods of operation, pricing, costs, sales, sales strategies and methods, marketing, marketing strategies and methods, products, product development, research, know-how, policies, financial information, financial condition, business strategies and plans and other information of the Company, Providence or any of their Affiliates which is not generally available to the public and which has been developed or acquired by the Company, Providence or any of their Affiliates with considerable effort and expense. Upon the expiration or termination of Employee’s employment under this Agreement, Employee shall immediately deliver to the Company or Providence, as the case may be, all memoranda, books, papers, letters, and other data (whether in written form or computer stored), and all copies of same, which were made by Employee or otherwise came into his possession or under his control at any time prior to the expiration or termination of his employment under this Agreement, and which in any way relate to the Business of the Company, Providence or any of their Affiliates as conducted or as planned to be conducted by the Company, Providence or any of their Affiliates on the date of the expiration or termination.”

2. Clarification of Provision Regarding Termination of Employee For Good Reason. Section 6(d)(iii) of the Original Agreement is hereby amended, ab initio, to clarify that the definition of Good Reason by virtue of relocation of the Employee shall be for a relocation of Employee by the Company to a Company office outside the greater metropolitan area of Gainesville, Florida and to read in its entirety as follows:

“(iii) a relocation of Employee by the Company and for purposes of this Agreement, a relocation to a company office outside the greater metropolitan area of Gainesville, Florida;”

3. Scope of amendment. Except as specifically amended hereby, the Original Agreement shall continue in full force and effect, unamended, from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, intending to be legally bound hereby, as of the date first above written.

LOGISTICARE SOLUTIONS, LLC

By:	/s/ Thomas E. Oram
Name: Thomas E. Oram Title: CFO

/s/ John Shermyen
John Shermyen